Exhibit 32.1

Pursuant to 18 U.S.C.  Section 1350, the undersigned  officer of The Bank of New York Mellon Trust  Company, N.A., as Trustee on behalf of Government  Trust 2-F (the  "Trust"),  hereby certifies,  to his  knowledge,  that the Trust's Annual Report on Form 10-K for the year ended December 31, 2010 (the  "Report")  fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects,  the financial condition and results of operations of the Trust.

/s/ Lawrence M. Kusch
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Name:   Lawrence M. Kusch
Title:  Vice President

March 29, 2011